Exhibit 99.1

Duke Energy Carolinas

Summary of Rate Settlement Agreement Approved by PSCSC

Docket 2013-59-E

Background

•                  On March 18, 2013, Duke Energy Carolinas (DEC) filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an average 15.1% increase in retail revenues, or approximately $220 million annually

•                  The filing was based on an 11.25% return on equity (ROE) and a 53% equity component of the capital structure

•                  The filing was based on a South Carolina retail rate base of approximately $4.3 billion as of June 30, 2012, and adjusted for known and measurable changes

•                  On July 23, 2013, DEC finalized an agreement with the South Carolina Office of Regulatory Staff (ORS), which represents consumers, as well as Wal-Mart, the South Carolina Energy Users Committee and the S.C. Small Business Chamber of Commerce. On July 24, 2013, Spartanburg Water signed on as a party to the agreement

•                  On September 11, 2013, the PSCSC voted to approve the settlement agreement

Major Components of Settlement

•                  $119 million annual customer rate increase (an average increase of 8.2 percent) will be implemented over time

•                  Annual electric rates will increase by $80.4 million, or an average of 5.5 percent, for the first year (including the impact of the one-year ability to collect carrying costs for coal inventory of approximately $7 million)

•                  Annual rates will increase by an additional $38 million thereafter

•                  DEC will be allowed to reduce its cost of removal liability by $45 million for the first year

•                  Customer rate increase based upon ROE of 10.2%, a 53% equity component of the capital structure, and a South Carolina retail rate base of approximately $4.2 billion for the test year ended June 30, 2012

•                  DEC will make a one-time $3.5 million contribution to programs assisting public education initiatives and senior outreach, low-income customers, manufacturing competitiveness grants, economic development and/or education/workforce training

•                  DEC will not seek to implement new base rates in South Carolina prior to September 2015, absent situations such as incurring costs for new generation or except where necessary due to unforeseen extraordinary economic or financial conditions

•                  Settlement includes support for (1) DEC’s proposed nuclear levelization accounting, effective October 1, 2013, and (2) the ability for DEC to recover carrying costs on coal inventory levels in excess of a 40-day supply for one year from the effective date of rates in this case

•                  Revised rates are expected to go in effect beginning on or around September 18, 2013

September 11, 2013

Estimated Annual Rate Increase Impacts to Customer Bills

($ in millions)	Year 1	Year 2 and Beyond
Annualized base rates	$119	$119
One-year coal inventory collection	$7	—
Temporary customer rate reduction (offset by cost of removal liability amortization - no earnings impact)	$(45)	—
Cumulative Net Annualized Customer Increase ($)	$80	$119
Cumulative Net Annualized Customer Increase (%)	5.5%	8.2%
One time contribution expense	$(3.5)	—